PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(2)
(TO PROSPECTUS DATED FEBRUARY 26, 1999)         Registration No: 333-71167

                                                                     [AT&T LOGO]

                                  $450,000,000

                                   AT&T CORP.

                             6 1/2% NOTES DUE 2002
                               ------------------

     The notes will mature on September 15, 2002. Interest on the notes is payable semiannually on March 15 and September 15, beginning March 15, 2000. We will not redeem any of the notes before maturity.

     AT&T has applied to have the notes listed on the New York Stock Exchange.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                           PUBLIC        UNDERWRITING    PROCEEDS TO
                       OFFERING PRICE      DISCOUNT          AT&T
                       --------------    ------------    ------------
Per Note                  99.531%           .400%          99.131%
Total                  $447,889,500       $1,800,000     $446,089,500

     Interest on the notes will accrue from September 14, 1999 to the date of delivery.

                               ------------------

     The underwriters are offering the notes subject to various conditions. The underwriters expect to deliver the notes, in book-entry form only, to purchasers through The Depository Trust Company on or about September 14, 1999.

                               ------------------

BLAYLOCK & PARTNERS, L.P.                        UTENDAHL CAPITAL PARTNERS, L.P.

                        THE WILLIAMS CAPITAL GROUP, L.P.

LOOP CAPITAL MARKETS, LLC
                  ORMES CAPITAL MARKETS, INC.
                                     RAMIREZ & CO., INC.
                                                   MURIEL SIEBERT & CO., INC.
September 9, 1999

                                   AT&T CORP.

     AT&T is among the world's communications leaders, providing voice, data and video communications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish domestic long distance, international long distance, regional, local and wireless telecommunications services, and cable television and Internet communications transmission services. AT&T also provides billing, directory, and calling card services to support its communications business.

     On May 6, 1999, AT&T and MediaOne Group, Inc. entered into a definitive merger agreement under which MediaOne Group's shareowners in the aggregate will be entitled to receive .95 of a share of AT&T common stock and $30.85 in cash for each share of MediaOne Group stock they own. MediaOne Group is one of the world's largest broadband communications companies, bringing the power of broadband and the Internet to customers in the United States, Europe and Asia. The company also has interests in wireless communications businesses outside the U.S.

     We were incorporated in 1885 under the laws of the State of New York and have our principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is 212-387-5400. Internet users can access information about us and our services at www.att.com. Our web site is not part of this prospectus supplement.

     In this prospectus supplement "we," "our," "us," and "AT&T" refer to AT&T Corp. and its consolidated subsidiaries.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our unaudited historical ratios of earnings to fixed charges.

 SIX MONTHS
    ENDED             YEAR ENDED DECEMBER 31,
JUNE 30, 1999  1998  1997   1996   1995   1994
-------------  ----  ----   ----   ----   ----
     5.6       10.6   9.1   11.1    7.9   10.1

     For the purpose of calculating the ratio:

     - earnings have been calculated by adding fixed charges to income from continuing operations before income taxes, and by deducting therefrom interest capitalized during the period and adding equity losses, net of distributions, in less-than-fifty-percent-owned affiliates; and

     - fixed charges comprise total interest, including capitalized interest, the portion of rental expense representative of the interest factor, dividend requirements on preferred stock and interest on trust preferred securities.

                                USE OF PROCEEDS

     Our net proceeds from the sale of the notes after deducting expenses are estimated to be $445,964,500 and are expected to be applied towards refunding commercial paper and general corporate purposes.

                            DESCRIPTION OF THE NOTES

     The following description of the particular terms of the 6 1/2% notes due 2002 (the "Notes") should be read in conjunction with the statements under "Description of the Notes" in the prospectus dated February 26, 1999. If this summary differs in any way from the "Description of the Notes" in the prospectus, you should rely on this summary.

GENERAL

     Our Notes will be issued under an indenture, dated as of September 7, 1990, between us and The Bank of New York, as trustee (the "Trustee"), as amended by the First Supplemental Indenture, dated as of October 30, 1992, between us and the Trustee (such indenture, as amended, including the provisions deemed a part thereof, or superseding provisions thereof, pursuant to the Trust Indenture Reform Act of 1990 (P.L. 101-550), being hereinafter referred to as the "Indenture"), and constitute a separate series under the Indenture. The Notes will bear interest at the rate of 6 1/2% per annum and will mature on September 15, 2002. We will issue our Notes in fully registered form only and in denominations of $1,000 and integral multiples thereof.

     We may issue definitive Notes in the limited circumstances set forth in "Description of the Notes -- Book-Entry System" below. If we issue definitive Notes, principal of and interest on our Notes will be payable in the manner described below, the transfer of our Notes will be registrable, and our Notes will be exchangeable for Notes bearing identical terms and provisions, at the office of The Bank of New York, our paying agent (the "Paying Agent," which term includes any successor paying agent) and registrar for our Notes (the "Registrar," which term includes any successor registrar), currently located at 101 Barclay Street, New York, NY 10286, provided, that payment of interest, other than interest at maturity or upon redemption, may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding the foregoing, (1) the Depositary (as defined) as holder of our Notes or (2) a holder of more than $5 million in aggregate principal amount of Notes in definitive form, can require the Paying Agent to make payments of interest, other than interest due at maturity or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States, by sending appropriate wire transfer instructions as long as the Paying Agent receives the instructions not less than ten days prior to the applicable interest payment date. The principal and interest payable in U.S. dollars on a Note at maturity or upon redemption will be paid by wire transfer of immediately available funds against presentation of a Note at the office of the Paying Agent.

     We will pay interest on our Notes in arrears on each March 15 and September 15, beginning March 15, 2000, to the persons in whose names our Notes are registered at the close of business on the March 1 and September 1 preceding the respective interest payment date, at the annual rate set forth on the cover page of this prospectus supplement.

     The Notes may not be redeemed prior to maturity.

BOOK-ENTRY SYSTEM

     Our Notes will be issued in the form of one or more fully registered global notes ("Global Notes") which will be deposited with, or on behalf of The Depository Trust Company ("DTC" or the "Depositary") as the depositary, and registered in the name of Cede & Co., DTC's nominee. Beneficial interests in the Global Notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC (a "participant"). Except under circumstances described below, our Notes will not be issuable in definitive form. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Notes.

     So long as the Depositary or its nominee is the registered owner of the Global Notes, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of our Notes represented by the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes represented by the Global Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Principal and interest payments on Notes registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global

Notes. Neither we, nor the Trustee, nor any paying agent or registrar for our Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial interests.

     We expect that the Depositary for our Notes or its nominee, upon receipt of any payment of principal or interest, will credit the participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of the Depositary or its nominee. We also expect that payments by participants to owners of beneficial interest in the Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such participants.

     If the Depositary is at any time unwilling or unable to continue as depositary and a successor Depositary is not appointed by us within 90 days, we will issue Notes in definitive form in exchange for the Global Notes. In addition, we may at any time and in our sole discretion determine not to have our Notes represented by the Global Notes and, in such event, will issue our Notes in definitive form in exchange for the Global Notes. In any such instance, an owner of a beneficial interest in the Global Notes will be entitled to physical delivery in definitive form of Notes represented by the Global Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in definitive form will be issued as registered Notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us. Our definitive Notes can be transferred by presentation for registration to the Registrar at its New York office and must be duly endorsed by the holder or his attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to us or the Trustee duly executed by the holder or his attorney duly authorized in writing. We may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any exchange or registration of transfer of definitive Notes.

     The Depositary has advised us as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. The Depositary holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     The Depositary has also advised us that the Depositary's management is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed participants and other members of the financial community that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and income payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("DTC Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames. However, the Depositary's ability to perform its services properly is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the Depositary licenses software and hardware, and third party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the financial community that it is contacting, and will continue to contact, third party vendors from whom the Depositary acquires services to impress upon them the importance of such services being Year 2000 compliant, and to determine the extent of their efforts for Year 2000 remediation and, as appropriate, testing of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

FURTHER ISSUES

     We may from time to time, without notice to or the consent of the registered holders of the Notes, create and issue further notes ranking equally and ratably with the Notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) and so that such further notes shall be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption or otherwise as the Notes. Any further notes shall be issued subject to an agreement supplemental to the Indenture.

NOTICES

     Notices to holders of our Notes will be published in authorized newspapers in The City of New York. It is expected that such publication will be made in The Wall Street Journal. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

                            CLEARING AND SETTLEMENT

     Initial settlement for our Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using the Depositary's Same-Day Funds Settlement System.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement dated the date hereof, each underwriter named below has severally agreed to purchase, and we have agreed to sell to such underwriter, the principal amount of Notes set forth opposite the name of such underwriter.

                                                                PRINCIPAL
                                                                AMOUNT OF
NAME                                                              NOTES
----                                                           ------------
Blaylock & Partners, L.P....................................   $157,500,000
Utendahl Capital Partners, L.P..............................    157,500,000
The Williams Capital Group, L.P.............................     54,000,000
Loop Capital Markets, LLC...................................     20,250,000
Ormes Capital Markets, Inc..................................     20,250,000
Ramirez & Co., Inc..........................................     20,250,000
Muriel Siebert & Co., Inc...................................     20,250,000
                                                               ------------
     Total..................................................   $450,000,000
                                                               ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Notes if they purchase any of the Notes.

     AT&T has been advised by the underwriters, for whom Blaylock & Partners, L.P. and Utendahl Capital Partners, L.P. are acting as representatives, that they propose to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Notes to certain dealers at the public offering price less a concession not in excess of .240% of the principal amount. After the initial offering of the Notes to the public, the public offering price and such concession may be changed by the representatives.

     In addition to underwriting discounts, AT&T estimates it will incur expenses of approximately $125,000 in connection with the offering of the Notes.

     Our Notes are a new issue of securities with no established trading market. We have been advised by the underwriters that they intend to make a market in our Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the liquidity of the trading market for our Notes.

     In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell Notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of Notes in excess of the principal amount of Notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of Notes made for the purpose of preventing or retarding a decline in the market price of the Notes while the offering is in progress.

     The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase Notes originally sold by that syndicate member.

     Any of these activities may cause the price of the Notes to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     AT&T has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     In the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged, and may in the future engage, in commercial banking, general financing and/or investment banking transactions with us and certain of our affiliates.

                                 LEGAL OPINIONS

     Robert S. Feit, General Attorney and Assistant Secretary of AT&T, is passing upon the legality of our Notes for us. As of August 27, 1999, Mr. Feit owned 5,035 of our common shares (including restricted shares) and had options to purchase an additional 33,750 of our shares.

     Davis Polk & Wardwell of New York City is passing upon the legality of our Notes for the underwriters. Such firm from time to time acts as counsel for us.

                                    EXPERTS

     The consolidated financial statements of AT&T Corp. as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this prospectus supplement, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Tele-Communications, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations and comprehensive earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T, have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1998 and 1997, and the related combined statements of operations and comprehensive earnings, equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which appear in the Current Report on Form 8-K, dated March 19, 1999, of AT&T have been incorporated by reference herein in reliance upon the report, dated March 9, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of MediaOne Group as of December 31, 1998 and 1997, and the related consolidated statements of operations, shareowners' equity and cash flows for each of the three years in the period ended December 31, 1998, included in AT&T Corp.'s Current Report on Form 8-K, dated September 2, 1999, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements in this prospectus supplement that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Such forward-looking statements are necessarily estimates reflecting the best judgment of the senior management of AT&T and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Such forward-looking statements should, therefor, be considered in light of various important factors.

     The words "estimate," "project," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this prospectus supplement and the other documents incorporated herein by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. AT&T does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference the documents listed below:

     - Annual Report on Form 10-K for the year ended December 31, 1998, as amended on March 23, 1999 and July 12, 1999. Quarterly reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

     - Current Reports on Form 8-K: January 8, 1999; January 27, 1999; March 9, 1999; March 10, 1999; March 22, 1999 (except as to the Management's Discussion and Analysis of Financial Condition and Results of Operation in Exhibit 99.1); May 3, 1999; May 7, 1999 and September 2, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

     AT&T Corp.
     32 Avenue of the Americas
     New York, NY 10013-2412
     Attn.: Secretary's Department, AT&T, Room 2420E
     (212) 387-5400

PROSPECTUS
---------------

                                   AT&T CORP.
                                $13,080,000,000
                                DEBT SECURITIES
                                 DEBT WARRANTS
                             ----------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

     We may list the securities on the New York Stock Exchange.
                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               THE DATE OF THIS PROSPECTUS IS FEBRUARY 26, 1999.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC utilizing a shelf registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $13,080,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading Where You Can Find More Information.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities:

     - Annual Report on Form 10-K for the year ended December 31, 1997;

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998, as amended on January 8, 1999;

     - Current Reports on Form 8-K filed on January 16, 1998, March 2, 1998, July 6, 1998, October 16, 1998, as amended on January 8, 1999, October 21, 1998, December 8, 1998, January 8, 1999, and January 25, 1999; and

     - Proxy Statement dated January 8, 1999.

     We also incorporate by reference certain documents which Tele-Communications, Inc. has filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 1997, as amended on January 7, 1999 and January 12, 1999; and

     - Current Report on Form 8-K filed on January 7, 1999, as amended on January 11, 1999.

     You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

          AT&T Corp.
          32 Avenue of the Americas
          New York New York 10013-2412
          Attn.: Secretary's Department, AT&T, Room 2420E
          (212) 387-5400

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of these documents.

     We have filed exhibits with this registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

                                   AT&T CORP.

     AT&T Corp., a New York corporation, is among the world's communications leaders, providing voice, data and video telecommunications services to large and small businesses, consumers and government entities. AT&T and its subsidiaries furnish regional, domestic, international, local and Internet communication transmission services, including cellular telephone and other wireless services. AT&T also provides billing, directory and calling card services to support its communications business.

     On June 24, 1998, AT&T announced that it has agreed to acquire Tele-Communications, Inc. through a merger. In connection with the TCI transaction, AT&T will issue:

     - 0.7757 AT&T shares for each share of TCI Group Series A tracking stock,

     - 0.8533 AT&T shares for each share of TCI Group Series B tracking stock,

     - one share of newly created AT&T Liberty Media Group Class A or Class B tracking stock for each share of the corresponding series of Liberty Media Group Class A or Class B tracking stock, and

     - a cash payment in lieu of any fractional AT&T share.

     In the merger, AT&T will also exchange AT&T shares or AT&T Liberty Media Group common stock for shares of TCI convertible preferred stock.

     TCI, through its subsidiaries and affiliates, engages principally in the construction, acquisition, ownership and operation of cable television systems and the provision of satellite-delivered video entertainment, information and home shopping program services to various video distribution media, principally cable television systems. TCI common stock is currently divided into three groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of TCI:

     - TCI Group tracking stock is intended to reflect the separate performance of the TCI Group, which consists primarily of TCI's domestic cable and telecommunications businesses,

     - Liberty Media Group tracking stock is intended to reflect the separate performance of the Liberty Media Group, which consists primarily of TCI's programming assets, and

     - TCI Ventures Group tracking stock is intended to reflect the separate performance of the TCI Ventures Group, which is comprised of TCI's principal international assets and businesses and substantially all of TCI's non-cable and non-programming assets.

     Following the TCI transaction, AT&T common stock will be divided into two groups, with each group intended to reflect the separate performance of a specified group of assets and businesses of AT&T:

     - AT&T common stock, par value $1.00 per share, which is intended to reflect the performance of the AT&T Common Stock Group, which will consist of the combined AT&T and the TCI Group, and

     - Liberty Media Group tracking stock, which is intended to reflect the performance of the Liberty Media Group, which will consist of all of the businesses conducted by the current Liberty Media Group and the current TCI Ventures Group after giving effect to certain asset transfers from the TCI Ventures Group to the TCI Group that were negotiated in connection with the TCI transaction.

     The TCI transaction is subject to approval by AT&T shareholders and TCI shareholders, as well as to certain other conditions. Assuming satisfaction of such conditions, the TCI transaction is expected to be completed in the first quarter of 1999.

     For more information regarding the TCI transaction, reference is made to the Proxy Statement/ Prospectus we filed with the SEC, Registration No. 333-70279, a copy of which is available to you upon request. See Where You Can Find More Information.

     AT&T was incorporated in 1885 under the laws of the State of New York and has its principal executive offices at 32 Avenue of the Americas, New York, New York 10013-2412. Our telephone number is 212-387-5400. Internet users can obtain information about AT&T and its services at http://www.att.com.

     All references to us in this prospectus include AT&T, its subsidiaries, and TCI, unless the context requires otherwise.

                                USE OF PROCEEDS

     We will use the net proceeds from the sale of the offered securities for general corporate purposes including capital expenditures, repayment and refinancing of debt and acquisitions of licenses, assets, and businesses. The amount and timing of the sales of securities will depend on market conditions and the availability of other funds to us.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods ended is as follows:

 NINE MONTHS ENDED
   SEPTEMBER 30,                                             YEAR ENDED DECEMBER 31,
-------------------  -------------------------------------------------------------------------------------------------------
    (UNAUDITED)                                                    (UNAUDITED)
-------------------  -------------------------------------------------------------------------------------------------------
       1998                 1997                 1996                 1995                 1994                 1993
-------------------  -------------------  -------------------  -------------------  -------------------  -------------------
        8.3                  9.1                 11.1                  7.9                 10.1                  7.1

     This ratio shows the coverage of earnings before income taxes to fixed charges, which consist primarily of interest and debt expense.

     For the purpose of calculating the ratio of earnings to fixed charges, we calculate earnings by adding fixed charges to income before income taxes, and by deducting both interest capitalized during the period and AT&T's share of the undistributed income in less-than-fifty-percent-owned affiliates. By fixed charges we mean total interest, including capitalized interest, and a portion of rentals, which we believe is representative of the interest factor of our rental expense.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture between us and The Bank of New York, as Trustee.

     This prospectus briefly outlines the main indenture provisions. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you.

     In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

GENERAL

     The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at a price of 100% of their principal amount or at a premium or a discount.

     The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

     - The total principal amount of the debt securities

     - The percentage of the principal amount at which the debt securities will be issued

     - The date or dates on which principal will be payable and whether the debt securities will be payable on demand on any date

     - The interest rate or rates and the method for calculating the interest rate

     - The interest payment dates

     - Optional or mandatory redemption terms

     - Authorized denominations

     - The currency in which the debt securities will be denominated

     - Whether the principal of and any premium or interest is payable in a different currency than the currency in which the debt securities are denominated, including a currency other than U.S. dollars

     - The manner in which any payments of principal of and any premium or interest will be calculated, if the payment will be based on an index or formula

     - Whether the debt securities are to be issued as individual certificates to each holder or in the form of global securities held by a depositary on behalf of holders or in uncertificated form

     - Whether the debt securities will be issued as registered securities or as bearer securities

     - Information describing any book-entry features

     - Whether and under what circumstances we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes and whether we can redeem the debt securities if we have to pay additional amounts

     - Any other terms

     We may issue debt securities of any series as registered securities or bearer securities or both. In addition, we may issue uncertificated securities. Unless we state otherwise in a prospectus supplement, we will not offer, sell or deliver any bearer debt securities, including any bearer securities issued in temporary or permanent global form, to any United States person. By United States person we mean a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any of its political subdivisions, or an estate or trust whose income is subject to United States federal income taxation regardless of its source.

PAYMENT AND TRANSFER

     Unless we state otherwise in a prospectus supplement, we will make principal and interest payments at the office of the paying agent or agents we name in the prospectus supplement or by mailing a check to you at the address we have for you in the register. We will pay interest on bearer securities when you present and surrender the interest coupon for that interest payment at the office of our paying agent located outside the United States.

     Bearer securities and coupons are transferable by delivery. Unless we describe other procedures in a prospectus supplement, you will be able to transfer registered debt securities at the office of the transfer agent or agents we name in the prospectus supplement.

     You may also exchange registered debt securities at the office of the transfer agent for an equal aggregate principal amount of registered debt securities of the same series having the same maturity date, interest rate and other terms as long as the debt securities are issued in authorized denominations. A prospectus supplement will describe the procedures for exchanging bearer debt securities, if applicable. Registered debt securities can never be exchanged for bearer debt securities.

     Neither AT&T nor the Trustee will impose any service charge for any transfer or exchange of a debt security, however, we may ask you to pay any taxes or other governmental charges in connection with a transfer or exchange of debt securities.

     Unless we indicate otherwise in a prospectus supplement, we will issue debt securities only in denominations of $25,000 and integral multiples of $1,000 over $25,000. If we issue debt securities in a foreign currency, we will specify the authorized denominations in the prospectus supplement.

     If we issue original issue discount debt securities, we will describe the special United States federal income tax and other considerations of a purchase of original issue discount debt securities in the prospectus supplement. Original issue discount debt securities are securities that are issued at a substantial discount below their principal amount because they pay no interest or pay interest that is below market rates at the time of issuance.

COVENANTS

     We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. The restrictive covenants summarized below will apply, unless the covenants are waived or amended, so long as any of the debt securities are outstanding. The prospectus supplement may contain different covenants. We have provided a Glossary at the end of this prospectus to define the capitalized words used in describing the covenants. In the covenants, all references to us mean AT&T Corp. only.

     Limitation on Secured Indebtedness. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, create, assume, incur or guarantee any Secured Indebtedness unless we secure these debt securities to the same extent as such Secured Indebtedness. However, we may incur Secured Indebtedness without securing these debt securities if, immediately after incurring the Secured Indebtedness, the aggregate amount of all Secured Indebtedness and the discounted present value of all net rentals payable under leases entered into in connection with sale and leaseback transactions would not exceed 10% of Consolidated Net Tangible Assets. The aggregate amount of all Secured Indebtedness in the preceding sentence excludes Secured Indebtedness which is secured to the same extent as these debt securities and Secured Indebtedness that is being repaid concurrently. (Section 4.03).

     Limitation on Sale and Leaseback Transactions. We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any lease longer than three years, excluding leases of newly acquired, improved or constructed property, covering any Principal Property of AT&T or any Restricted Subsidiary that is sold to any other person in connection with such lease, unless either

     - immediately thereafter, the sum of

        - the discounted present value of all net rentals payable under all such leases entered into after April 1, 1986 (except for any lease entered into by a Restricted Subsidiary before it became a Restricted Subsidiary) and

        - the aggregate amount of all Secured Indebtedness, excluding Secured Indebtedness which is secured to the same extent as these debt securities does not exceed 10% of Consolidated Net Tangible Assets, or

     - an amount equal to the greater of

        - the net proceeds to AT&T or a Restricted Subsidiary from such sale and

        - the discounted present value of all net rentals payable thereunder,

     is used within 180 days to retire long-term debt of AT&T or a Restricted Subsidiary. However, debt which is subordinate to these debt securities or which is owed to AT&T or a Restricted Subsidiary may not be retired. (Section 4.04)

CONSOLIDATION, MERGER OR SALE

     We have agreed not to consolidate with or merge into any other corporation or convey or transfer substantially all of our properties and assets to any person, unless

     - that person is authorized to acquire and operate our property and

     - the successor corporation expressly assumes by a supplemental indenture the due and punctual payment of the principal of and any premium or any interest on all the debt securities and the performance of every covenant in the indenture that we would otherwise have to perform. (Section 5.01)

MODIFICATION OF THE INDENTURE

     Under the indenture, our rights and obligations and the rights of the holders may be modified if the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification consent to it. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent. (Sections 9.01 & 9.02.)

EVENTS OF DEFAULT

     When we use the term Event of Default in the indenture, here are some examples of what we mean.

     Unless otherwise specified in a prospectus supplement, an Event of Default with respect to a series of debt securities occurs if:

     - we fail to pay the principal or any premium on any debt security when due

     - we fail to pay interest when due on any debt security for 90 days

     - we fail to perform any other covenant in the indenture and this failure continues for 90 days after we receive written notice of it from the Trustee or from the holders of 25% in principal amount of the outstanding debt securities of such series or

     - we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company for the benefit of our creditors

     The supplemental indenture or the form of security for a particular series of debt securities may include additional Events of Default or changes to the Events of Default described above. For the Events of Default applicable to a particular series of debt securities, see the prospectus supplement relating to such series.

     A default under our other indebtedness will not be a default under the indenture, and a default under one series of debt securities under the indenture will not necessarily be a default under another series.

     The Trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders. By default we mean any event which is an Event of Default described above or would be an Event of Default but for the giving of notice or the passage of time. (Section 7.05)

     If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

     - the entire principal of the debt securities of such series or

     - if the debt securities are original issue discount securities, such portion of the principal as may be described in the applicable prospectus supplement. (Section 6.01)

     The holders of a majority of the aggregate principal amount of the debt securities of the affected series can rescind this accelerated payment requirement or waive any past default or Event of Default or allow us to not comply with any provision of the indenture. However, among other things, they cannot waive a default in payment of principal of, premium, if any, or interest on, any of the debt securities of such series. (Sections 6.01 and 6.06)

     Other than its duties in case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable indemnity. (Section 7.01) If they provide this reasonable indemnity, the holders of a majority in principal amount of any series of debt securities may, subject to certain limitations, direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for any series of debt securities. (Section 6.06)

     We are not required to provide the Trustee with any certificate or other document saying that we are in compliance with the indenture or that there are no defaults.

DEFEASANCE

     When we use the term defeasance, we mean discharge from some or all of our obligations under the indenture. If we deposit with the Trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of a particular series, then at our option:

     - we will be discharged from our obligations with respect to the debt securities of such series or

     - we will no longer be under any obligation to comply with certain restrictive covenants under the indenture, and certain Events of Default will no longer apply to us

     If this happens, the holders of the debt securities of the affected series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities. Such holders may look only to such deposited funds or obligations for payment.

     We must deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for Federal income tax purposes. We must also deliver a ruling to such effect received from or published by the

United States Internal Revenue Service if we are discharged from our obligations with respect to the debt securities.

CONCERNING THE TRUSTEE

     The Trustee has loaned money to us and provided other services to us in the past and may do so in the future as a part of its regular business.

                          DESCRIPTION OF THE WARRANTS

     If indicated in a prospectus supplement, we may issue warrants to purchase debt securities, either attached to a different series of debt securities or as a separate offering. Warrants will be issued under a warrant agreement between us and a bank acting as warrant agent.

     This prospectus briefly outlines some of the terms of the warrant agreement, which has been filed as an exhibit to the registration statement. You should read the warrant agreement for provisions, summarized below, that may be important to you.

GENERAL

     The prospectus supplement relating to a series of warrants will include the specific terms of the series, as follows:

     - The offering price and currency

     - The date on which the right to exercise the warrants will commence and the date this right will expire

     - If the warrants are not continuously exercisable, the specific date or dates on which they can be exercised

     - Whether the warrants will be issued in individual certificates to holders or in the form of global securities held by a depositary on behalf of holders

     - The terms of the debt securities which holders of warrants can purchase and the price to be paid to us on such exercise

     - If the debt securities that can be purchased will be issued in bearer form, any restrictions applicable to such a purchase

     - If warrants are issued together with a series of debt securities, the name of such securities, their terms, the number of warrants accompanying each security, and the date the warrants and securities will become separately transferable

     - Any special tax implications of the warrants or their exercise

     - Any other specific terms of the warrants

TRANSFERS AND EXCHANGES

     A holder will be able to exchange warrant certificates for new warrant certificates of different denominations, or to transfer warrants, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to exercise, holders of warrants will have none of the rights of holders of the underlying debt securities.

EXERCISE

     Holders will be able to exercise warrants up to 5:00 P.M. New York City time on the date set forth in the prospectus supplement as the expiration date. After this time, unless we have extended it, the unexercised warrants will be void.

     Holders of warrants may exercise them by delivering to the warrant agent at its corporate trust office the following:

     - Warrant certificates properly completed

     - Payment of the exercise price.

     As soon as practicable after such delivery, we will issue and deliver to the indicated holder the debt securities purchasable upon exercise. If a holder does not exercise all the warrants represented by a particular certificate, we will also issue a new certificate for the remaining number of warrants.

CONCERNING THE WARRANT AGENT

     The warrant agent will act solely for us in connection with the warrants and will not assume any fiduciary obligation to a warrant holder.

                              PLAN OF DISTRIBUTION

     We may sell the offered securities (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers.

SALE THROUGH UNDERWRITERS

     If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

     We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

     We also may sell offered securities directly. In this case, no underwriters or agents would be involved.

DELAYED DELIVERY CONTRACTS

     We may authorize underwriters or agents to solicit offers by certain institutions to purchase offered securities pursuant to delayed delivery contracts, with the following features:

     - The contracts provide for purchase of the securities at the public offering price but at a specified later date

     - Purchase of securities at the closing of such contracts is conditioned solely on the purchase being permissible under laws applicable to the purchasing institution

     - The contracts and purchasing institutions are subject to our approval

     - We will pay disclosed commissions to underwriters or agents if we accept any contract

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933. Any discount or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Act. We may also have agreements to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

     Robert S. Feit, who is our General Attorney and Assistant Secretary, will issue an opinion about the legality of the offered securities for us. Davis Polk & Wardwell of New York City will issue such an opinion on behalf of any agent, underwriter or dealer. Davis Polk & Wardwell from time to time acts as counsel for us or our subsidiary companies.

                                    EXPERTS

     The consolidated balance sheets of AT&T as of December 31, 1997 and 1996 and the consolidated statements of income, changes in shareowners' equity and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Form S-3, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The consolidated balance sheets of Tele-Communications, Inc., and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which appear in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the reports, dated March 20, 1998, except for note 19 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a restatement of the consolidated financial statements and related financial statement schedules as of December 31, 1997 and for the year then ended.

     The combined balance sheets of TCI Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the combined financial statements above refers to the effects of not consolidating the TCI Group's interest in the Liberty Media Group and the TCI Ventures Group for all periods that the TCI Group has an interest in the Liberty Media Group and the TCI Ventures Group, respectively.

     The combined balance sheets of Liberty/Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the Current Report on Form 8-K, as amended by Form 8-K/A (Amendment No. 1), dated January 7, 1999, of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for notes 2 and 14, which are as of September 14, 1998, and January 6, 1999, respectively, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm of experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The combined balance sheets of Liberty Media Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The combined balance sheets of TCI Ventures Group as of December 31, 1997 and 1996, and the related combined statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 20, 1998, except for note 18 which is as of January 6, 1999, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report refers to a restatement of the combined financial statements as of December 31, 1997 and for the year then ended.

     The consolidated balance sheet of Telewest Communications plc and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc., have been incorporated by reference herein in reliance upon the report, dated March 19, 1998, of KPMG Audit Plc, chartered accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Cablevision Systems Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996, and the related financial statement schedule, which reports appear in the Current Report on Form 8-K, as amended by Form 8-K/A, (Amendment No. 2) of Tele-Communications, Inc., dated March 6, 1998, have been incorporated by reference herein in reliance upon the report, dated April 1, 1997, of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The consolidated balance sheets of Sprint Spectrum Holding Company, L.P. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, changes in partners' capital and cash flows for each of the three years in the period ended December 31, 1997, which appear in the Annual Report on Form 10-K, as amended by Form 10-K/A (Amendment No. 2), of Tele-Communications, Inc. for the year ended December 31, 1997, incorporated in this Prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph referring to the emergence from the development stage), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of said firm given their authority as experts in accounting and auditing.

                                    GLOSSARY

     We have used the following definitions in describing the restrictive covenants that we have agreed to in the indenture. We describe these restrictive covenants in this prospectus under Description of the Debt Securities. You can also find the precise legal definitions of these terms in Section 1.01 of the indenture.

     "Secured Indebtedness" means:

     - indebtedness of AT&T or any Restricted Subsidiary secured by any lien upon any Principal Property or the stock or indebtedness of a Restricted Subsidiary or

     - any conditional sale or other title retention agreement covering any Principal Property or Restricted Subsidiary but does not include any indebtedness secured by any lien or any conditional sale or other title retention agreement:

        - outstanding on April 1, 1986

        - incurred or entered into after April 1, 1986 to finance the acquisition, improvement or construction of such property and either secured by purchase money mortgages or liens placed on such property within 180 days of acquisition, improvement or construction

        - on Principal Property or the stock or indebtedness of Restricted Subsidiaries and existing at the time of acquisition of the property, stock or indebtedness

        - owing to AT&T or any other Restricted Subsidiary

        - existing at the time a corporation becomes a Restricted Subsidiary

        - incurred to finance the acquisition or construction of property in favor of any country or any of its political subdivisions and

        - replacing, extending or renewing any such indebtedness (to the extent such indebtedness is not increased).

     "Principal Property" means land, land improvements, buildings and associated factory, laboratory, office and switching equipment (excluding all products marketed by AT&T or any of its subsidiaries) constituting a manufacturing, development, warehouse, service, office or operating facility owned by or leased to AT&T or a Restricted Subsidiary, located within the United States and having an acquisition cost plus capitalized improvements in excess of
 .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than any such property financed through the issuance of tax-exempt governmental obligations, or which the Board of Directors determines is not of material importance to AT&T and its Restricted Subsidiaries taken as a whole, or in which the interest of AT&T and all its subsidiaries does not exceed 50%.

     "Consolidated Net Tangible Assets" means the total assets of AT&T and its subsidiaries, less current liabilities and certain intangible assets (other than product development costs).

     "Restricted Subsidiary" means any subsidiary of AT&T which has substantially all its property in the United States, which owns or is a lessee of any Principal Property and in which the investment of AT&T and all its subsidiaries exceeds .25 per cent of Consolidated Net Tangible Assets as of the date of such determination, other than certain financing subsidiaries and subsidiaries formed or acquired after April 1, 1986 for the purpose of acquiring the business or assets of another person and that do not acquire all or any substantial part of the business or assets of AT&T or any Restricted Subsidiary. In addition, the Board of Directors of AT&T may designate any other subsidiary as a Restricted Subsidiary.

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   YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY
REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH DIFFERENT INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT, MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AS WELL AS INFORMATION WE PREVIOUSLY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND INCORPORATED BY REFERENCE, IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS SUPPLEMENT ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                          PAGE
                                          ----
AT&T Corp. .............................   S-2
Ratio of Earnings to Fixed Charges......   S-2
Use of Proceeds.........................   S-2
Description of the Notes................   S-2
Clearing and Settlement.................   S-5
Underwriting............................   S-5
Legal Opinions..........................   S-6
Experts.................................   S-6
Special Note Regarding Forward-Looking
  Statements............................   S-7
Where You Can Find More Information.....   S-7

                                   PROSPECTUS

                                          PAGE
                                          ----
About this Prospectus...................     2
Where You Can Find More Information.....     2
AT&T Corp. .............................     3
Use of Proceeds.........................     4
Ratio of Earnings to Fixed Charges......     4
Description of Debt Securities..........     5
Description of the Warrants.............     9
Plan of Distribution....................    10
Legal Opinions..........................    11
Experts.................................    11
Glossary................................    13

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                                  $450,000,000

                                   AT&T CORP.

                             6 1/2% NOTES DUE 2002
                               ------------------

                                  [AT&T LOGO]

                               ------------------
                           BLAYLOCK & PARTNERS, L.P.
                        UTENDAHL CAPITAL PARTNERS, L.P.

                        THE WILLIAMS CAPITAL GROUP, L.P.

                           LOOP CAPITAL MARKETS, LLC
                          ORMES CAPITAL MARKETS, INC.
                              RAMIREZ & CO., INC.
                           MURIEL SIEBERT & CO., INC.

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